Exhibit 99.2














CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Roadway Next Day Corporation
Quarters ended September 7, 2002 (Successor Period) and September 30, 2001 (Predecessor Period)

Roadway Next Day Corporation
Condensed Consolidated Balance Sheets (Unaudited)

                                                         September 7, 2002                   December 31, 2001
                                                 -----------------------------------------------------------------------
                                                                             (in thousands)
Assets
Current assets:
  Cash and cash equivalents                                $     25,056                       $     41,909
  Accounts receivable, net                                       38,825                             36,867
  Other current assets                                           11,755                              9,994
                                                 -----------------------------------------------------------------------
Total current assets                                             75,636                             88,770

Carrier operating property, at cost                             194,770                            185,608
Less allowance for depreciation                                  19,593                              2,334
                                                 -----------------------------------------------------------------------
Net carrier operating property                                  175,177                            183,274

Goodwill, net                                                   254,512                            253,532
Other assets                                                     18,584                             20,060
                                                 -----------------------------------------------------------------------
Total assets                                               $    523,909                       $    545,636
                                                 =======================================================================

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                                         $     34,710                       $     37,261
  Salaries and wages                                             10,342                              9,668
  Payable to Roadway Corporation                                 19,600                             18,000
  Other current liabilities                                       9,661                              6,662
                                                 -----------------------------------------------------------------------
Total current liabilities                                        74,313                             71,591

Long-term liabilities:
  Casualty claims and other                                       3,936                              3,887
  Deferred income taxes                                          35,528                             36,292
  Payable to Roadway Corporation                                300,400                            307,000
                                                 -----------------------------------------------------------------------
Total long-term liabilities                                     339,864                            347,179

Parent company investment                                       109,732                            126,866
                                                 -----------------------------------------------------------------------
Total liabilities and shareholders' equity                 $    523,909                       $    545,636
                                                 =======================================================================

Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See notes to condensed consolidated financial statements.


   Roadway Next Day Corporation
   Condensed Statements of Consolidated Income (Unaudited)
                                                                                   Third Quarter
                                                                      Successor                    Predecessor
                                                                       Company                       Company

                                                                 Twelve weeks ended             Three months ended
                                                                  September 7, 2002             September 30, 2001
                                                            -------------------------------------------------------------
                                                                                   (in thousands)
   Revenue                                                          $   90,151                    $  110,681
   Operating expenses                                                   83,095                       100,729
                                                            -------------------------------------------------------------
   Operating income                                                      7,056                         9,952
   Other (expense) income, net                                          (5,921)                       (1,164)
                                                            -------------------------------------------------------------
   Income before income taxes                                            1,135                         8,788
   Provision for income taxes                                              423                         3,281
                                                            -------------------------------------------------------------
   Net income                                                       $      712                    $    5,507
                                                            =============================================================




                                                                                   Three Quarters
                                                                      Successor                    Predecessor
                                                                       Company                       Company

                                                               Thirty-six weeks ended           Nine months ended
                                                                  September 7, 2002             September 30, 2001
                                                            -------------------------------------------------------------
                                                                                   (in thousands)
   Revenue                                                          $  264,501                    $  335,789
   Operating expenses                                                  246,740                       301,291
                                                            -------------------------------------------------------------
   Operating income                                                     17,761                        34,498
   Other (expense) income, net                                         (17,649)                         (846)
                                                            -------------------------------------------------------------
   Income before income taxes                                              112                        33,652
   (Benefit) provision for income taxes                                     40                        12,420
                                                            -------------------------------------------------------------
   Net (loss) income                                                $       72                    $   21,232
                                                            =============================================================

See notes to condensed consolidated financial statements.

   Roadway Next Day Corporation
   Condensed Statements of Consolidated Cash Flows (Unaudited)

                                                                                    Three Quarters
                                                                        Successor                    Predecessor
                                                                         Company                       Company

                                                                 Thirty-six weeks ended           Nine months ended
                                                                    September 7, 2002            September 30, 2001
                                                              ------------------------------------------------------------
                                                                                    (in thousands)
   CASH FLOWS FROM OPERATING ACTIVITIES
   Net (loss) income                                                  $       72                    $   21,232
   Depreciation                                                           19,302                        24,696
   Other operating adjustments                                            21,939                         1,760
                                                              ------------------------------------------------------------
   Net cash provided by operating activities                              41,313                        47,688

   CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of carrier operating property                               (11,205)                      (28,313)
   Sales of carrier operating property                                       125                         3,691
   Other                                                                       -                           669
                                                              ------------------------------------------------------------
   Net cash (used) by investing activities                               (11,080)                      (23,953)

   CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                                              -                        (8,173)
   Transfer to parent                                                    (47,086)                            -
   Debt repayment                                                              -                        (3,018)
   Treasury stock activity, net                                                -                         2,086
                                                              ------------------------------------------------------------
   Net cash (used) by financing activities                               (47,086)                       (9,105)

   Net (decrease) increase in cash and cash equivalents                  (16,853)                       14,630
   Cash and cash equivalents at beginning of period                       41,909                        37,334
                                                              ------------------------------------------------------------
   Cash and cash equivalents at end of period                         $   25,056                    $   51,964
                                                              ============================================================


See notes to condensed consolidated financial statements.

Roadway Next Day Corporation and Subsidiaries
Notes to Condensed Consolidated Financial Statements (unaudited)


Note 1--Basis of Presentation

Effective November 30, 2001 (the acquisition date), the shareholders of Arnold Industries, Inc. (Arnold) approved a definitive agreement for Roadway Corporation (Roadway) to acquire all of the outstanding shares of Arnold for $21.75 per share in cash. Aggregate cash consideration was $559,821,000 including direct acquisition costs. Included in the acquired assets of Arnold was $50,763,000 in cash which was used to partially finance the acquisition. Under the terms of the agreement, Arnold and its subsidiaries, New Penn Motor Express (New Penn), Arnold Transportation Services (ATS) and Arnold Logistics, Inc. (ARLO) became a wholly owned subsidiary of Roadway Corporation. Also on the acquisition date, concurrent with the acquisition of Arnold, Roadway entered into an agreement with the former management team at ARLO and E.H. Arnold, Chairman, President and CEO of Arnold, to sell the Arnold's logistics business to E.H. Arnold and Arnold Logistics LLC for $81,798,000 in cash, net of tax. Arnold's warehouse/logistics services ended concurrent with the sale of ARLO. On the acquisition date, Arnold Industries, Inc. was renamed Roadway Next Day Corporation (the Company).

The Company operates in the motor carrier industry, principally in the eastern United States and provides next-day less-than-truckload (LTL) and truckload (TL) freight services through its direct subsidiaries, New Penn and ATS. New Penn is a leading regional next-day ground LTL carrier operating primarily in New England and the Middle Atlantic states. Approximately 78% of New Penn's employees are represented by various labor unions, primarily the International Brotherhood of Teamsters (IBT). The current agreement with the IBT expires on March 31, 2003. ATS operates as an inter-regional irregular route and dedicated TL carrier, conducting operations east of the Mississippi and in the southwestern United States. None of ATS' employees are represented by labor unions.

Roadway's acquisition of the Company was accounted for as a purchase business combination and accordingly, the assets acquired and liabilities assumed were recorded at their estimated fair values on the acquisition date. The excess of the purchase price paid over the fair value of the net assets acquired, totaling approximately $254,512,000, has been recorded as goodwill. The purchase price allocation reflected in these financial statements for the acquisition is preliminary and may be adjusted as estimated fair values of assets acquired and liabilities assumed are finalized. The financial statements for the thirty-six weeks ended September 7, 2002 are presented on the Company's new basis of accounting ("Successor Company" or "Successor Period"), while the results of its operations for the nine months ended September 30, 2001 reflect the historical results of the predecessor company ("Predecessor Company" or "Predecessor Period").

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS No. 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. Additionally, SFAS No. 142 requires that goodwill included in the carrying value of equity method investments no longer be amortized.

The Company adopted the provisions of SFAS No. 142 effective January 1, 2002. At that date, the carrying value of consolidated goodwill reflected in the balance sheet amounted to approximately $253.5 million. Had SFAS No. 142 not been in effect, amortization of goodwill would have reduced net income by approximately $5.5 million and $0.6 million for the three quarters ended September 7, 2002 and the one month successor period December 31, 2001, respectively.

The Company performed the transitional impairment test of goodwill and indefinite lived intangible assets as of January 1, 2002. This assessment included completing a comparison of the carrying value of goodwill at the reporting unit level (as defined by SFAS No. 142) to the estimated fair values of the individual reporting units based on unleveraged, discounted cash flow valuation models developed by management. Based on the results of the valuation procedures performed by the Company, the carrying value of goodwill does not appear to be in excess of fair value at the January 1, 2002 measurement date. Accordingly, no goodwill impairment has been recognized in the Company's consolidated results of operations for the twelve-week and thirty-six week periods ended September 7, 2002.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the twelve weeks ending September 7, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Roadway Corporation Annual Report on Form 10-K for the year ended December 31, 2001.


Note 2--Accounting Period

The Company operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter.


Note 3--Segment information


The following tables present information about reported segments for the twelve-week Successor Period and the 3-month Predecessor Period:

                                                     Twelve weeks ended September 7, 2002
                                                       Third Quarter (Successor Period)

                                               New Penn                 ATS              Segment Total
                                       --------------------------------------------------------------------
                                                                 (in thousands)
Revenue                                      $  50,538                 $   39,613           $   90,151
Operating expense                               44,234                     38,861               83,095
                                     ----------------------------------------------------------------------
Operating income                             $   6,304                 $      752           $    7,056
                                     ======================================================================


Reconciliation of segment operating income to consolidated income before taxes:

                                                             (in thousands)
Segment operating income                                      $      7,056
Unallocated corporate income                                             -
Interest (expense)                                                  (5,241)
Other (expense), net                                                  (680)
                                                           --------------------
Consolidated net income before taxes                          $      1,135
                                                           ====================

                                                         Three months ended September 30, 2001
                                                        Third Quarter 2001 (Predecessor Period)

                                            New Penn           ATS                ARLO            Segment Total
                                     -------------------------------------------------------------------------------
                                                                    ( in thousands)
Revenue                                   $   53,600           43,001            14,080             $  110,681
Operating expense                             46,245           42,022            12,456                100,723
                                     -------------------------------------------------------------------------------
Operating income                          $    7,355              979             1,624             $    9,958
                                     ===============================================================================




Reconciliation of segment operating income to consolidated income before taxes:

                                                             (in thousands)
Segment operating income                                      $      9,958
Unallocated corporate (loss)                                            (6)
Interest (expense)                                                     (32)
Other (expense), net                                                (1,132)
                                                           --------------------
Consolidated net income before taxes                          $      8,788
                                                           ====================




The following tables present information about reported segments for the Thirty-six week Successor Period and the 6-month Predecessor Period:

                                                   Thirty-six weeks ended September 7, 2002
                                                       Three Quarters (Successor Period)

                                               New Penn                 ATS              Segment Total
                                       --------------------------------------------------------------------
                                                                 (in thousands)
Revenue                                      $ 145,541                 $  118,960           $  264,501
Operating expense                              130,374                    116,366              246,740
                                     ----------------------------------------------------------------------
Operating income                             $  15,167                 $    2,594           $   17,761
                                     ======================================================================

Total assets                                 $ 366,733                 $  153,312           $  520,045

Reconciliation of segment operating income to consolidated (loss) before taxes:

                                                             (in thousands)
Segment operating income                                      $     17,761
Unallocated corporate income                                            94
Interest (expense)                                                 (15,637)
Other (expense), net                                                (2,106)
                                                           --------------------
Consolidated net income before taxes                          $        112
                                                           ====================

                                                            Nine months ended June 30, 2001
                                                          Three Quarters (Predecessor Period)

                                            New Penn           ATS                ARLO            Segment Total
                                     -------------------------------------------------------------------------------
                                                                    ( in thousands)
Revenue                                   $  163,962          129,033            42,794             $  335,789
Operating expense                            138,675          125,330            37,273                301,278
                                     -------------------------------------------------------------------------------
Operating income                          $   25,287            3,703             5,521             $   34,511
                                     ===============================================================================




Reconciliation of segment operating income to consolidated income before taxes:

                                                             (in thousands)
Segment operating income                                      $     34,511
Unallocated corporate (loss)                                           (13)
Interest (expense)                                                    (146)
Other income, net                                                     (700)
                                                           --------------------
Consolidated net income before taxes                          $     33,652
                                                           ====================




Reconciliation of total segment assets to total consolidated assets at September 7, 2002:

                                                             (in thousands)
Total segment assets                                          $    520,045
Unallocated corporate assets                                        15,389
Elimination of intercompany balances                               (11,525)
                                                           --------------------
Consolidated assets                                           $    523,909
                                                           ====================